                                                                   EXHIBIT 10.20


WELLS FARGO BANK                                   REVOLVING LINE OF CREDIT NOTE
--------------------------------------------------------------------------------

$5,000,000.000                                         SAN FRANCISCO, CALIFORNIA
                                                                OCTOBER 12, 2000

     FOR VALUE RECEIVED, the undersigned IL FORNAIO (AMERICA) CORPORATION ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at SAN FRANCISCO RCBO, 420 MONTGOMERY STREET 9TH FLR, SAN FRANCISCO, CA 94104, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $5,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

     (a) "Business Date" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

     (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3 OR 6 MONTHS, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $500,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

     (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

          (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

          (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

     (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:


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      (a)   Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either
(i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be 1.75000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

      (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection,
(A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and
(B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

      (c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

      (d) Payment of Interest. Interest accrued on this Note shall be payable on the LAST day of each MONTH, commencing NOVEMBER 30, 2000.

      (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

      (a) Use of Proceeds. Advances under this Note shall be available solely to finance working capital requirements.



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     (b) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with, or at any time as a supplement to, this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of any principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on MAY 31, 2001.

     (c) Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (i) LAURENCE B. MENDEL OR MICHAEL J. HISLOP OR PETER P. HAUSBACK, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (iii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

PREPAYMENT:

     (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

     (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $500,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

     (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

     (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

     (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear



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interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

     Any default in the payment or performance of any obligation under this Note, or any defined event of default under any loan agreement now or at any time hereafter in effect between Borrower and Bank (whether executed prior to, concurrently with or at any time after this Note), shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

     (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal, interest, fees and charges outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.


     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.


IL FORNAIO (AMERICA) CORPORATION

By:  /s/ MICHAEL J. HISLOP
    -----------------------------------------
     Michael Hislop, President and Chief
     Executive Officer

By:  /s/ PETER HAUSBACK
    -----------------------------------------
     Peter Hausback, Chief Financial Officer



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WELLS FARGO BANK                                                  LOAN AGREEMENT
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        This Loan Agreement (this "Agreement") is entered into by and between
IL FORNAIO (AMERICA) CORPORATION ("Borrower") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and sets forth the terms and conditions which govern all Borrower's commercial credit accommodations from Bank, whether now existing or hereafter granted (each, a "Credit" and collectively, "Credits"), which terms and conditions are in addition to those set forth in any other contract, instrument or document (collectively with this Agreement, the "Loan Documents") required by this Agreement or heretofore or at any time hereafter delivered to Bank in connection with any Credit.

        I. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties to Bank, which representations and warranties shall be true as of the date hereof and on the date of each extension of credit under each Credit with the same effect as though made on each such date:

        (a) Legal Status. Borrower is a CORPORATION, duly organized and existing and in good standing under the laws of the State of DELAWARE, and is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to be qualified or licensed could have a material adverse effect on Borrower.

        (b) Authorization and Validity. Each of the Loan Documents has been duly authorized, and upon its execution and delivery to Bank will constitute a legal, valid and binding obligation of Borrower or the party which executes the same, enforceable in accordance with its respective terms.

        (c) No Violation. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of law or regulation, or contravene any provision of Borrower's Articles of Incorporation or By-Laws, or result in any breach of or default under any agreement, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

        (d) No Litigation. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower except as disclosed by Borrower to Bank in writing prior to the date hereof.

        (e) Financial Statements. The most recent annual financial statement of Borrower, and all interim financial statements delivered to Bank since the date of said annual financial statement, true copies of which have been delivered by Borrower to Bank prior to the date hereof, are complete and correct, present fairly the financial condition of Borrower and disclose all liabilities of Borrower, and have been prepared in accordance with generally accepted accounting principles. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

        (f) Tax Returns. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year except as disclosed by Borrower to Bank in writing prior to the date hereof.

        II.     ADDITIONAL TERMS.

        (a) Conditions Precedent. The obligation of Bank to grant any Credit is subject to the condition that Bank shall have received all contracts, instruments and documents, duly executed where applicable, deemed necessary by Bank to evidence such Credit and all terms and conditions applicable thereto, all of which shall be in form and substance satisfactory to Bank.



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
     (b) Application of Payments. Each payment made on each Credit shall be applied first, to any interest then due, second, to any fees and charges then due, and third, to the outstanding principal balance thereof.

     III. COVENANTS. So long as any Credit remains available or any amounts under any Credit remain outstanding, Borrower shall, unless Bank otherwise consents in writing:

     (a) Insurance. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     (b) Compliance; Laws and Regulations. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower's business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, including without limitation, all state or federal environmental, hazardous waste, health and safety statutes, and any rules and regulations adopted pursuant thereto, which govern or affect any operations and/or properties of Borrower.

     (c) Other Indebtedness. Not create, incur, assume or permit to exist any indebtedness or other liabilities, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, direct or contingent (including any contingent liability under any guaranty of the obligations of any person or entity), except (i) the liabilities of Borrower to Bank, (ii) trade debt incurred by Borrower in the normal course of its business, and
(iii) any other liabilities of Borrower existing as of, and disclosed to Bank in writing prior to, the date hereof.

     (d) Merger; Consolidation; Transfer of Assets. Not merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor acquire all or substantially all of the assets of any other person or entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

     (e) Pledge of Assets. Not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except in favor of Bank and except any of the foregoing existing as of, and disclosed to Bank in writing prior to, the date hereof.

     (f) Financial Statements. Provide to Bank all of the following, in form and detail satisfactory to Bank, together with such current financial and other information as Bank from time to time may reasonably request:

          (i) As soon as available, but in no event later than 90 days after and as of the end of each FISCAL year, an AUDITED financial statement of Borrower, prepared by an independent certified public accountant acceptable to Bank, to include a balance sheet, income statement and statement of cash flow, together with all supporting schedules and footnotes.

          (ii) As soon as available, but in no event later than 45 days after and as of the end of EACH FISCAL QUARTER, a financial statement of Borrower, prepared by Borrower and certified as correct by an officer of Borrower authorized to borrow under the most current Corporate Borrowing Resolution delivered by Borrower to Bank, to include a balance sheet and income statement, together with all supporting schedules and footnotes.

     (g) Financial Condition. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices, except to the extent modified by the following definitions:

          (i) Current Ratio not at any time less than 0.50 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities.

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          (iii) Total Liabilities divided by Tangible Net Worth not at any time greater than 0.75 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

          (iv) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end.

IV. DEFAULT; REMEDIES.

     (a) Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

          (i) The failure to pay any principal, interest, fees or other charges when due under any of the Loan Documents.

          (ii) Any representation or warranty hereunder or under any other Loan Document shall prove to be incorrect, false or misleading in any material respect when made.

          (iii) Any violation or breach of any term or condition of this Agreement or any other of the Loan Documents.

          (iv) Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, Instrument or document pursuant to which Borrower or any guarantor hereunder has incurred debt or any other liability of any kind to any person or entity, including Bank.

          (v) The filing of a petition by or against Borrower or any guarantor hereunder under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any such guarantor; Borrower or any such guarantor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of Borrower or any such guarantor.

          (vi) Any material adverse change, as determined solely by Bank, in the financial condition of Borrower.

          (vii) The death or incapacity of any individual guarantor hereunder; or the dissolution or liquidation of Borrower or of any guarantor hereunder which is a corporation, partnership or other type of entity.

          (viii) Any change in ownership during the term hereof of an aggregate of 25% or more of the common stock of Borrower.

     (b) Remedies. Upon the occurrence of any Event of Default: (i) the entire balance of principal, interest, fees and charges on each Credit shall, at Bank's option, become immediately due and payable in full without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower; (ii) the obligation, if any, of Bank to extend any further credit to Borrower under any of the Loan Documents shall immediately cease and terminate; and (iii) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any security for any Credit. All rights, powers and remedies of Bank shall be cumulative.

V. MISCELLANEOUS

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

      (a) No Waiver. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.

      (b) Notices. All notices, requests and demands required under this Agreement must be in writing, addressed to the applicable party at its address specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed given or made as follows: (i) if personally delivered, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U.S. mail, first class and postage prepaid; and (iii) if sent by telecopy, upon receipt.

      (c) Costs, Expenses and Attorneys' Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, and Bank's continued administration of each Credit, (ii) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

      (d) Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any Credit, Borrower or its business, any guarantor of any Credit or the business of any such guarantor, or any collateral for any Credit.

      (e) Controlling Agreement; Amendment. In the event of any direct conflict between any provision of this Agreement and any provision of any other Loan Document, the terms of this Agreement shall control. This Agreement may be amended or modified only in writing signed by Bank and Borrower.

      (f) No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect causes of action or claim in connection with, this Agreement or any other Loan Document to which it is not a party.

      (g) Severability of Provisions. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      (i) Cancellation of Prior Loan Agreements. This Agreement cancels and supersedes all prior loan agreements between Borrower and Bank relating to any Credit.

      VI.   ARBITRATION.


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
     (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

     (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

     (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of California, (ii) may grant any remedy or relief that a court of the State of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

     (e) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Section 644 and 645.

     (f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of October 12, 2000.


IL FORNAIO (AMERICA) CORPORATION

By: /s/ MICHAEL J. HISLOP
   -----------------------------
    Michael Hislop, President and
    Chief Executive Officer

By: /s/ PETER P. HAUSBACK
   ------------------------------
    Peter Hausback, Chief Financial
    Officer

Address:  770 TAMALPAIS DRIVE
          SUITE 400
          CORTE MADERA, CA 94925

WELLS FARGO BANK,
  NATIONAL ASSOCIATION

By: /s/ ARMAND KNUTSEN
   -------------------------------
   Title: Vice President
   -------------------------------

Address:  420 Montgomery Street 9th Flr
          San Francisco, CA 94104




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